Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®	Investor Relations
Ralph Norwood	Dave Gentry/Jeff Wadley
Chief Financial Officer	Aurelius Consulting Group
617-897-2400	407-644-4256
www.runonideas.com
info@AURCG.com

SATCON ANNOUNCES $8 MILLION FINANCING TRANSACTION

WILL REPORT FY2004 FOURTH QUARTER RESULTS

Boston, Mass., December 22, 2004—SatCon Technology Corporation (Nasdaq: SATC) announced today that it has finalized an $8 million financing transaction with several unrelated institutional investors in which it issued approximately 4.85 million shares. In connection with the transaction, the Company also issued warrants to purchase approximately 2.18 million shares at $2.00 per share. The shares and warrants were offered to the purchasers directly through a prospectus supplement to the Company’s effective universal shelf registration statement. The Company intends to use the net proceeds from the financing for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of SatCon Technology Corporation.  Please refer to the Company’s Form 8-K filing, which it intends to file shortly, for a complete description of the securities issued in the financing.

SatCon also announced that on Monday, December 27, 2004 at 10:00 A.M. Eastern Time, the Company will conduct a conference call to discuss its financial results for its fiscal 2004 fourth quarter, which ended on September 30, 2004, as well as this financing transaction. The Company will also publish an earnings release on Monday, December 27, 2004 prior to the conference call.

David Eisenhaure, President and Chief Executive Officer, will host the investor conference call to review the Company’s results and operations.

Interested parties should call 800-901-5248 five minutes in advance to participate. The call will also be open to all interested investors through a live audio Web broadcast accessible at the SatCon corporate website, www.satcon.com, and at www.streetevents.com.  For those unable to listen to the live broadcast, the call will be archived on the above-mentioned sites.

About SatCon Technology Corporation

SatCon Technology Corporation manufactures and sells power control systems for critical military systems, alternative energy and high-reliability industrial automation applications.  Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications.  SatCon also develops and builds digital power electronics, high-efficiency machines and control systems for a variety of defense applications with the strategy of transitioning those technologies into multiyear production programs.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

###